Exhibit 99.1

TOUGHBUILT INDUSTRIES ANNOUNCES FIRST QUARTER 2021 RESULTS

●    Significant year-over-year revenue growth of 214% to $12.3M

●    Robust backlog from leading retailers across all product lines

Lake Forest, CA, May 17, 2021 (GLOBE NEWSWIRE) — ToughBuilt Industries, Inc. (“ToughBuilt”) (NASDAQ: TBLT; TBLTW), today reported financial results for the first quarter ended March 31, 2021.

First Quarter 2021 Financial Highlights:

●	Revenues for the first quarter of 2021 increased 214% to $12.3 million, compared to $3.9 million in the first quarter of 2020. The increase in revenues was primarily driven by strong demand for ToughBuilt products that across all product lines from leading customers in the United States and Canada.

●	GAAP gross profit increased 128% to $3.5 million, compared to $1.5 million in the first quarter of 2020. GAAP gross profit margins for the quarter were 28.2%, compared to 38.9% in the year ago period. The decrease was primarily due to an increase in cost of goods sold following the recategorization of logistic-related expenses such as custom duty fees, warehouse storage & handling costs, and freight costs. Prior to Q4 2020, these expenses were reported under operating expenses.

●	On an adjusted* basis, first quarter gross margins were 28.2%, compared to 36.0% in the prior period. The decrease in adjusted gross margins was primarily driven by increased year-over-year shipping costs.

●	GAAP operating expense were $9.4 million, compared to $5.0 million in the first quarter of 2020. The increase in operating expense was primarily driven by higher SG&A expenses due to an expanded workforce from 32 to 82 employees, increased R&D expenses, increased fulfillment fees related to increased online order volume, and marketing costs.

●	Net loss attributable to common stockholders was $6.1 million, or $0.09 per share, as compared to a net loss of $5.0 million, or $0.43 per share in the first quarter of 2020.

●	Cash and cash equivalents was $32.5 million as of March 31, 2021.

*adjusted gross margins reflect the recategorization of logistic-related expenses under cost of goods sold. Prior to Q4 2020, these expenses were reported under operating expenses.

“The strategic investments we’ve made in research and development, coupled with our manufacturing and distribution capabilities, continue to pay off, which translated into significant revenue growth and a robust backlog coming out of the first quarter of 2021,” commented Michael Panosian, ToughBuilt’s Chief Executive Officer. “The growth in revenue was driven in part by the quarter-over-quarter introduction of new SKUs across Soft and Metal Goods, as well as increased demand for our job site support products. The unique design and functionality of our ToughBuilt product suite continues to resonate with our customers, resulting in increased interest from large retailers across the globe and the expansion of our existing retail relationships. For the remainder of 2021, our strategic priorities include leveraging our existing retail network to launch several additional product lines, expanding into high-growth international markets and enhancing our manufacturing and distribution capabilities.”

Mr. Panosian continued, “I am extremely proud of the ToughBuilt team and their unwavering commitment to innovation and execution. In light of the global pandemic, we have implemented several measures to ensure the health and safety of our employees, and to address the uncertainties caused by global dislocations.”

ABOUT TOUGHBUILT INDUSTRIES, INC.

ToughBuilt is an advanced product design, manufacturer and distributor with emphasis on innovative products. Currently focused on tools and other accessories for the professional and do-it-yourself construction industries. We market and distribute various home improvement and construction product lines for both the do-it-yourself and professional markets under the TOUGHBUILT brand name, within the global multibillion dollar per year tool market industry. All of our products are designed by our in-house design team. Since launching product sales in 2013, we have experienced significant annual sales growth. Our current product line includes three major categories, with several additional categories in various stages of development, consisting of Soft Goods & Kneepads and Sawhorses & Work Products. Our mission is to provide products to the building and home improvement communities that are innovative, of superior quality derived in part from enlightened creativity for our end users while enhancing performance, improving well-being and building high brand loyalty. Additional information about the Company is available at: https://www.toughbuilt.com/.

FORWARD-LOOKING STATEMENTS

This press release contains “forward-looking statements.” Such statements may be preceded by the words “intends,” “may,” “will,” “plans,” “expects,” “anticipates,” “projects,” “predicts,” “estimates,” “aims,” “believes,” “hopes,” “potential” or similar words. Forward-looking statements are not guarantees of future performance, are based on certain assumptions and are subject to various known and unknown risks and uncertainties, many of which are beyond the Company’s control, and cannot be predicted or quantified and consequently, actual results may differ materially from those expressed or implied by such forward-looking statements. Such risks and uncertainties include, without limitation, risks and uncertainties associated with (i) market acceptance of our existing and new products, (ii) delays in bringing products to key markets, (iii) an inability to secure regulatory approvals for the ability to sell our products in certain markets, (iv) intense competition in the industry from much larger, multinational companies, (v) product liability claims, (vi) product malfunctions, (vii) our limited manufacturing capabilities and reliance on subcontractors for assistance, (viii) our efforts to successfully obtain and maintain intellectual property protection covering our products, which may not be successful, (ix) our reliance on single suppliers for certain product components, (x) the fact that we will need to raise additional capital to meet our business requirements in the future and that such capital raising may be costly, dilutive or difficult to obtain and (xi) the fact that we conduct business in multiple foreign jurisdictions, exposing us to foreign currency exchange rate fluctuations, logistical and communications challenges, burdens and costs of compliance with foreign laws and political and economic instability in each jurisdiction. More detailed information about the Company and the risk factors that may affect the realization of forward looking statements is set forth in the Company’s filings with the Securities and Exchange Commission (SEC), including the Company’s Annual Report on Form 10-K and its Quarterly Reports on Form 10-Q. Investors and security holders are urged to read these documents free of charge on the SEC’s web site at http://www.sec.gov. The Company assumes no obligation to publicly update or revise its forward-looking statements as a result of new information, future events or otherwise.

Investor Relations Contact:

KCSA Strategic Communications

David Hanover

toughbuilt@kcsa.com

Source: Toughbuilt Industries, Inc

Released May 17, 2021